Exhibit 10.2

                             UCC FUNDING CORPORATION



October 29, 2004



Mr. Neil Cole, CEO
Candie's, Inc.
215 West 40th Street 6th Floor
New York, NY 10018


Re: Badgley Mischka Acquisition


Dear Neil:

This letter agreement sets forth certain financial arrangements to which UCC Funding Corporation, a Delaware Corporation, ("UCC") its affiliates, successors and/or assigns, with offices located at 1330 Avenue of the Americas, New York, NY 10019, is entitled to receive, for services rendered as merchant banker to Candie's, Inc. ("Candie's"), a Delaware corporation with offices located at 215 West 40th Street, New York, NY 10018 in connection with the consummation of the purchase by Candies, through a newly formed entity, ("Buyer") of certain assets (the "Assets") of B.E.M. Enterprise, Ltd., ("BEM") pursuant to a letter of intent dated September 24, 2004 attached hereto as Appendix A (the "Proposed Acquisition").

For purposes of this letter agreement, UCC shall assign all of its rights to its affiliate, Content Holdings, its affiliates, successors and or assigns ("Content") a New York Corporation with offices at 1330 Avenue of the Americas, New York, NY 10019 Attn: Lori Henchel, or such other entity it may designate.

Fees:
Upon consummation of the Proposed Acquisition, UCC shall be entitled to the following:

A. From the period commencing upon the consummation of the Proposed Acquisition until such time, if ever, as all of the stock or assets of Buyer are sold (the "Term"), Content shall be entitled to receive a fee (the "Fee") equal to 5% of the gross revenues of Buyer, which shall include, but not be limited to, any royalties (other than advertising royalties, so long as such advertising royalties are actually spent), fees, advances or any other payments of cash or PIK payments derived by Buyer from the Badgley Mischka trademark and all derivative trademarks (the "Royalty"). Royalty amounts, if any, shall be due and payable to Content within thirty (30) days after the end of each calendar quarter during the Term accompanied by a certified statement of the calculation and determination of the Fee; and

B. During the Term, Content shall have customary audit and inspection rights of the business of Buyer for the sole purpose of calculating the amount of the Royalty due Content pursuant to paragraph A above; and

C. During the Term, Buyer and Candie's agree not to place or cause to be placed a lien, charge, encumbrance, pledge or security interest which is equal to or superior to the lien granted to Content in paragraph G below on the Royalty or the cash flows relating to the Royalty, without the prior written approval of Content, and Content agrees to cooperate and execute such documents (provided they are in a form reasonably acceptable to Content) when requested by Buyer in connection with any such subordinated lien, charge, encumbrance pledge or security interest; and

D. Content will be entitled to receive a cash payment from the sale of all or substantially all of the stock or assets of Buyer based upon the following formula: An amount equal to the greater of (i) 5% of the (sales price less $2,150,000) or (ii) the product of (x) the sales price less $2,150,000 and
     (y) a fraction, the numerator of which is the gross royalties received by Content during the trailing 12 month period and the denominator of which is the Buyer's EBITDA during the trailing 12 month period (calculated in accordance with GAAP); and

E. In connection with any sale by Candie's, whether by sale of stock, assets or change of control, Candie's shall require the purchaser thereof to be bound by the terms and conditions of this Agreement; and

F. Robert W. D'Loren, as designee of UCC and Content will receive stock options to acquire 50,000 shares of Candie's common stock, the price per share shall be established on the day immediately prior to closing of the Proposed Acquisition. The options will vest upon grant option grant and shall be approved by the appropriate outside directors with full knowledge of this letter agreement; and

G. Buyer shall grant Content a first lien position on its assets, including the Badgley Mischka trademark, to secure only those obligations of Buyer to Content under paragraph A above, and shall permit Content to file a UCC-1 financing statement or other appropriate and necessary documentation to evidence its first lien position.



Announcement:

All press releases, internal announcements and any other communication relating to this transaction shall be subject to prior written approval of the parties.

Confidentiality:
The terms, conditions and existence of this letter and all further discussions and information shared between the parties will be treated by the parties as confidential and shall not be used by any of them except in connection with this transaction, subject to appropriate disclosure to regulatory authorities and as otherwise required by law or the rules of any securities exchange which may be applicable.

Governing Law:
This transaction shall be governed by the laws of the State of New York.

Binding Effect:
Subject to the conditions set forth herein, the obligations of each of the parties under this letter shall be binding at the time this letter is executed.

Please sign and date this letter in the spaces provided below to confirm our understandings and agreements as set forth in this letter and return a signed cop undersigned. By its execution of this letter, each party is representing that it has the consent of a majority of its Board of Directors (and in the case of Candie's, by the vote of the majority of its independent directors) and such other parties necessary to the extent such approval is required, to consummate the transactions contemplated herein.


Acknowledged and Agreed to:


UCC FUNDING CORPORATION                           CONTENT HOLDINGS INC



/s/ Robert W. D'Loren                             /s/ Robert W. D'Loren
-----------------------------------------         -----------------------------
Name:  Robert W. D'Loren                          Name:  Robert W. D'Loren
Title: President, CEO                             Title: President, CEO

CANDIE'S, INC.                                    BADGLEY MISCHKA LICENSING LLC




/s/ Neil Cole                                     /s/ Neil Cole
-----------------------------------------         -----------------------------
Name:  Neil Cole                                  Name:  Neil Cole
Title: President, CEO                             Title: President, CEO